Exhibit No. 99.(h)(3)

SECOND AMENDMENT TO THE FUND ADMINISTRATION

AND ACCOUNTING SERVICES AGREEMENT

THIS SECOND AMENDMENT, effective as of December 19, 2016 (this “Amendment”), to the Fund Administration and Accounting Services Agreement (the “Agreement”) dated as of June 2, 2010, as amended, by and between Harding, Loevner Funds, Inc. (the “Company”), a Maryland corporation, acting on its own behalf and on behalf of each of its series listed in Schedule A, and The Northern Trust Company, an Illinois corporation.

RECITALS

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein;

NOW THEREFORE, pursuant to Sections 11 and 19 of the Agreement, the parties hereby amend the Agreement as follows:

AMENDMENT

1. Effective as of the date of this Amendment, Schedule A of the Agreement shall be replaced in its entirety by Amended Schedule A, attached hereto.

2. The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year written above.

THE NORTHERN TRUST COMPANY		HARDING, LOEVNER FUNDS, INC.

By:	/s/ Michael Mayer	By:	/s/ Richard T. Reiter
Name:	Michael Mayer	Name:	Richard T. Reiter
Title:	Sr. Vice President	Title:	President

SCHEDULE A

FUND LIST

Dated December 19, 2016

Global Equity Portfolio

Global Equity Research Portfolio

International Equity Portfolio

International Equity Research Portfolio

International Small Companies Portfolio

Institutional Emerging Markets Portfolio

Emerging Markets Portfolio

Emerging Markets Research Portfolio

Frontier Emerging Markets Portfolio